Exhibit 99.1

November 8, 2017

Fellow Shareholders,

Roku had an outstanding third quarter – our first reporting period as a public company – and we now expect full year revenues to reach or exceed $500 million in 2017, up from nearly $400 million last year. Our higher-margin platform segment is the key driver of our growth and gross margin expansion, and our advertising business has more than doubled in size year-to-date. We continue to see strong momentum with our Roku TV program. One of our Roku TV partners, TCL, achieved the #2 spot for U.S. smart TV sales in September 2017 and #4 spot in 2017 year-to-date, up from #19 in 2014. We are leading the way in a rapidly evolving TV streaming ecosystem and will continue to focus on delighting our customers and creating value for our partners.

A few Q3 2017 summary highlights:

•	Total net revenue increased 40% YoY to $124.8 million driven by platform revenue growth of 137% YoY to $57.5 million;

•	Gross Profit grew 92% YoY to $49.9 million;

•	Active Accounts increased 48% YoY to 16.7 million at quarter end;

•	Streaming Hours grew 58% YoY to 3.8 billion hours;

•	Average Revenue Per User (ARPU) grew 37% YoY to $12.68 (trailing twelve-month basis);

Key Operating Metrics	Q3 16	Q4 16	Q1 17	Q2 17	Q3 17	YoY	YoY %
Active Accounts (millions)	11.3	13.4	14.2	15.1	16.7	5.4	48%
Streaming Hours (billions)	2.4	2.8	3.3	3.5	3.8	1.4	58%
ARPU ($)	$9.26	$9.28	$10.04	$11.22	$12.68	$3.42	37%

Summary Financials ($ thousands)	Q3 16	Q4 16	Q1 17	Q2 17	Q3 17	YoY	YoY %
Player	$64,789	$110,024	$63,678	$53,651	$67,254	$2,465	4%
Platform	24,264	37,316	36,415	45,976	57,528	33,264	137%

Total net revenue	89,053	147,340	100,093	99,627	124,782	35,729	40%
Player cost of revenue	56,156	94,290	52,910	50,212	61,925	5,769	10%
Platform cost of revenue	6,847	8,387	8,343	11,778	12,962	6,115	89%

Total cost of revenue	63,003	102,677	61,253	61,990	74,887	11,884	19%
Player gross profit	8,633	15,734	10,768	3,439	5,329	(3,304)	-38%
Platform gross profit	17,417	28,929	28,072	34,198	44,566	27,149	156%

Total gross profit	26,050	44,663	38,840	37,637	49,895	23,845	92%
Player gross margin %	13.3%	14.3%	16.9%	6.4%	7.9%		-540	bps
Platform gross margin %	71.8%	77.5%	77.1%	74.4%	77.5%		569	bps
Total gross margin %	29%	30%	39%	38%	40%		1073	bps

R&D	18,229	19,477	22,342	25,776	28,532	10,303	57%
Sales and marketing	12,844	13,799	14,055	14,667	16,216	3,372	26%
G&A	9,078	8,008	10,278	10,577	13,039	3,961	44%

Total operating expense	40,151	41,284	46,675	51,020	57,787	17,636	44%

Income (loss) from operations	$(14,101)	$3,379	$(7,835)	$(13,383)	$(7,892)	$6,209	nm

Adjusted EBITDA	(10,739)	6,670	(4,413)	(9,632)	(3,665)	7,074	nm
Adjusted EBITDA margin %	-12.1%	4.5%	-4.4%	-9.7%	-2.9%		912	bps

Q3 2017 highlights

Total net revenue and gross profit

Q3 2017 total net revenue increased 40% year-over-year to $124.8 million, with faster growing and higher-margin platform revenue representing 46% of total revenue, up from 27% in the prior year. Q3 2017 gross profit grew materially faster than revenues, up 92% year-over-year to $49.9 million driven by an increasing mix of higher-margin platform revenue which represented 89% of total gross profit in the third quarter of 2017, up from 67% in third quarter of 2016. Gross margin expanded 11 percentage points to a record high of 40% in the third quarter of 2017, with platform gross margin of 77%, up from 72% in the same period last year.

Key operating metrics

Active Accounts up 48% YoY to 16.7 million

As of September 30, 2017, active accounts totaled 16.7 million, up 48% year-over-year. Importantly, more than half of new accounts in the quarter came from licensed sources, a new milestone for Roku, with the largest and fastest-growing portion coming from Roku TVs. Year to date in 2017, one in five smart TVs sold in the U.S. and Canada were licensed Roku TVs.

Streaming hours up 58% YoY to 3.8 billion

Consumers win with TV streaming – they get more content, a better user experience, and more control on what they spend for content. In the third quarter of 2017, streaming hours increased 58% year-over-year to 3.8 billion hours.

ARPU up 37% YoY to $12.68

Trailing twelve-month ARPU in the third quarter was a record $12.68, up 37% year-over-year. ARPU more than doubled in the last two years as we continue to expand our content publisher relationships and develop new ad products and monetization features. Advertising represented approximately two thirds of our platform revenues in the third quarter with the majority derived from video ads we served on ad-supported channels including “The Roku Channel.”

Segment highlights

Platform segment

Rapid adoption of our advertising, audience development and content distribution services drove Platform revenue growth of 137% year-over-year to $57.5 million, and was 46% of total revenue in the third quarter of 2017, up from 27% in the prior year. Platform gross profit for the third quarter of 2017 increased 156% year-over-year to $44.6 million, representing nearly six percentage points of year-over-year margin expansion to 77%.

Player segment

Although we generate player revenue and gross profit from the sale of streaming players, we optimize this business around growing unit sales and growing active accounts; therefore, we do not focus on maximizing hardware revenue. For example, the Roku Express is priced at $29.99 so it is very attractive and has seen tremendous success. In Q3 2017, player units grew 35% year-over-year and revenue growth was partially offset by a 23% year-over-year decline in average selling price primarily from a mix shift to lower priced players like the Roku Express. This resulted in a Player segment revenue increase of 4% year-over-year to $67.3 million. Our deliberate strategy to drive account growth through low-cost players and Roku TV licensing continues to prove effective, demonstrated by 48% active account growth in the third quarter of 2017.

Operating expenses, adjusted EBITDA and net income loss

Third quarter 2017 total operating expenses increased 44% year-over-year to $57.8 million. Research and development expenses increased 57% to $28.5 million, sales and marketing increased 26% to $16.2 million and G&A increased 44% to $13.0 million, on a year-over-year basis. Excluding stock based compensation of $2.9 million and depreciation and amortization of $1.3 million, Adjusted EBITDA improved to a loss of ($3.7) million in Q3 2017, or (3%) adjusted EBITDA margin loss as a percent of revenue, compared to ($10.7) million loss, or (12%) adjusted EBITDA margin loss, in the prior year period.

Third quarter net loss of $46.2 million was impacted by a $37.7 million charge included in other expense related to an increase in our preferred stock warrant liability. This increase is derived from the value of the underlying preferred stock which rose in value as a result of our IPO. Q3 Pro forma basic net loss per share, which excludes the impact of the change in fair market value, was ($0.10) compared to ($0.17) in the same period last year.

Q4 2017 Outlook

Based on information available as of November 8, 2017, we are providing the following Q4 2017 outlook:

•	Total Net Revenue: $175 million to $190 million;

•	Total Gross Profit: $58 million to $64 million;

•	Net Income loss: ($14) million to ($8) million;

•	Adjusted EBITDA: ($6) million to $0 million.

Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock based compensation of approximately $4 million, depreciation and amortization and other net adjustments of approximately $2 million, and a one-time non-cash loss on extinguishment of debt of approximately $2 million.

Platform segment highlights

Roku’s primary driver of gross profit is our advertising, audience development, and content distribution services which we report in our Platform segment.

In Q3 2017, notable new video offerings added to the Roku platform included DirecTV Now and Hulu Live. As the leading streaming platform in the U.S. based on usage, Roku is a critical distribution channel for content publishers to access a valuable and difficult-to-reach audience of consumers who turn to OTT services for TV entertainment.

In the third quarter, we launched The Roku Channel, a new way for content owners and publishers to merchandise and monetize their content. The Roku Channel is a great option for Roku viewers who are looking for value and free content. We aggregated hundreds of movies that users can stream for free, entirely ad-supported. The Roku Channel is a content-first user experience that provides users with exceptional, free content and a better TV ad experience. The Roku Channel is built using “Roku Direct Publisher,” a way for content owners to publish directly to the Roku platform and monetize with our advertising sales. The Roku Channel is in our top 20 streaming channels, which shows there’s a tremendous appetite for free ad-supported content. We monetize The Roku Channel through video ad sales and brand sponsorships.

Our penetration with TV advertising buying teams continues to grow as a share of our overall business and is being fueled by several factors including 1) Roku has the OTT industry’s only Nielsen demographic measurement solution; 2) there is growing awareness within TV ad teams that they need to reallocate TV budgets toward OTT; 3) Roku delivers incremental reach over linear TV; and 4) Roku’s data science and targeting capabilities give us the confidence to provide audience guarantees (again, unique in OTT).

Year-to-date we have closed upfront agreements with three of the top six ad agencies including two in the most recent quarter. These agreements are a reflection of our leadership in OTT advertising, and agencies’ growing awareness of the need to shift TV budgets towards OTT.

Finally, we had our biggest sponsorship quarter yet, highlighting strong interest from brands in investing in new ways to speak with TV audiences on our platform.

Growing active accounts highlights

Roku builds scale of active accounts by licensing our platform to TV manufacturers and operators, as well as selling our popular line of streaming players.

Roku Players

In Q3 we refreshed our entire line of players and reinforced our leadership in delivering ease, content and value to consumers. From a five-fold increase in processing power with the affordable Roku Express and Express+ to launching our first 4K Ultra HD HDR Streaming Stick with a voice remote with TV power and volume buttons for only $69.99, there is a Roku player for everyone. The new line is earning rave reviews, including CNET’s coveted Editor’s Choice award for the new Roku Streaming Stick+.

Roku TVs

We are proud that one of our partners TCL, has increased its market share to the #2 spot for U.S. smart TV sales in September and #4 spot in 2017 year-to-date, up from #19 in 2014. TCL’s rapid growth in US market share is encouraging and validates our strategy of partnering with emerging TV brands based on our belief they will continue to gain market share.

Element became the latest OEM partner for Roku TV bringing the total number of brands selling Roku TVs to seven. We believe our partners are well positioned for the upcoming holiday season with multiple new models being launched. We released a new version of our operating system, Roku OS 8, which was especially rich in enhancements for Roku TVs such as a Smart Guide for over-the-air (OTA) broadcast TV content, More Ways to Watch, and new search and voice command features that make finding content faster and more seamless. We also launched a number of new features to make it easier to access content for most Roku devices, including enhanced voice features, TV Everywhere single sign-on and an updated 4K Spotlight channel that aggregates 4K and HDR content.

Roku Powered

We continue to expand our Roku Powered program where we license to service operators who manufacture and distribute co-branded or white label versions of our players that use our operating system. Roku Powered partners include Sky in the UK, Telstra in Australia, PLDT in the Philippines, and more recently Globe Telecom in the Philippines and Econet Media in Africa.

We recently launched a 4K HDR hybrid OTA streaming player with Telstra, the #1 streaming service provider in Australia, and according to recent announcements, they have sold 1 million Roku Powered Telstra TV devices since we launched with them in late 2015.

International

We also launched several player models in 10 new countries in Latin America, bringing our global footprint to 23 countries in which we or our partners distribute Roku devices. While still early, we recognize that streaming is a global opportunity and we are in the beginning phase of building scale.

Summary

The third quarter of 2017 was a milestone quarter for Roku. We priced an initial public offering, refreshed our entire line of players, released Roku OS 8 with exciting new features for Roku TV, expanded reach significantly and continued to innovate and monetize our platform. We entered 2017 with great momentum, and with solid execution throughout the year, we are seeing that momentum continue.

Overall, we believe in our business trajectory with robust topline growth, expanding gross margins and decreasing operating losses even while we continue to make significant investments toward our longer term strategic initiatives.

We intend to maintain our focus on offering consumers the best TV experience in the industry, providing our content publishers access to the most engaged audience of streamers, and offering advertisers even more creative and rewarding ways to reach our OTT audience.

Sincerely,

Anthony Wood, Founder & CEO

Steve Louden, CFO

Conference Call Webcast – 2pm PST November 8th, 2017

The Company will host a webcast of its conference call to discuss the Q3 2017 results at 2p.m. Pacific Time / 5p.m. Eastern Time. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

Introduction to Roku

Since this is our first quarter as a public company, and many of you may be new to Roku, we are providing a brief introduction of our business as well as answers to some common questions.

Roku pioneered streaming to the TV. Roku connects users to content they love, enables content providers to build and monetize large audiences, and provides advertisers with unique capabilities to engage consumers. We do this at scale today.

We believe that all TV and TV ads will be streamed. When the internet disrupts large existing businesses, the opportunity exists to create a new large-scale platform. That is what Roku is – the leading platform for streaming TV in the U.S.

Although many of you are probably familiar with our consumer facing presence of streaming players, streaming sticks, and Roku TV models, you may be less familiar with our business model. The majority of Roku’s gross profit and growth comes from our platform segment. As the method of content and advertising distribution shifts from legacy video distributors to OTT platforms, Roku is building large revenue streams on TV advertising, audience development and content distribution. We believe we are at the beginning of a tectonic shift in TV advertising, where a portion of the roughly $70 billion in TV advertising today is now moving to TV streaming.

One reason we compete so effectively is our purpose-built TV OS. Operating systems typically don’t make the transition from one type of device to another. For example, mainframe operating systems did not transition to PCs, instead Microsoft Windows became the OS for PCs. Windows did not make the transition to phones as Android and iOS became the operating systems for phones. Android and iOS have not replicated their position with mobile phones to TVs. Roku is the leading licensed OS for TVs. Roku is purpose-built for TV, which gives us an advantage because we can run an intuitive platform on low-cost hardware and provide a better user experience to consumers and licensing partners that is less expensive than our competitors.

As the leading streaming platform in the US, we connect and deliver value to all key participants in the OTT ecosystem: users, advertisers and content publishers, in addition to retailers, operators, and TV brands.

Some commonly asked questions about Roku:

Roku is the #1 streaming platform in the USA. How do you measure that?

We have a highly engaged user base that streams a lot of hours on their players and Roku TVs. Our focus is on engagement of our user base and market share of streaming hours. One source we have referenced is Nielsen which has looked at viewing share across the major streaming players and in March 2017, and our players captured nearly half of all streaming hours among the top four streaming devices.

I thought Roku was a “hardware company”. How does Roku make money?

Most of Roku’s gross profit and gross profit growth comes from our Platform business which consists primarily of advertising, audience development, and content distribution related services. We measure the progress of our Platform business based on ARPU (average revenue per user) which is a function of platform revenue growth and active account growth – since platform revenue is essentially ARPU multiplied by Active Accounts. One way we build active accounts is by selling streaming players. This hardware revenue shows up in our Player Segment. But unlike a hardware company that would normally try to maintain higher ASPs and hardware gross margin, we strategically pass along player cost savings to consumers by actively driving down prices to grow active accounts.

How does Roku build scale of Active Accounts?

We drive active account growth primarily by (a) licensing our TV reference design and our operating system to TV manufacturers, and (b) selling players. Roku TVs are manufactured and sold by our TV brand licensees who use our operating system, the Roku OS, and leverage our smart TV hardware reference design. Year-to-date 2017, one in five Smart TVs sold in the US were Roku TVs. Our Roku TV program is our fastest growing source of new accounts.

We have been competing with many of the largest technology companies in the world for many years, and decided early on that we would not be able to compete successfully by outspending them on advertising. Instead, we have been laser focused on building great products at very low costs, delivering the best user experience, being a great industry partner, and winning through word of mouth. Our strategy has been working, as we continue to see rapid and consistent account growth of over 40% year-over-year.

How does Roku monetize active accounts?

Our Platform revenue consists primarily of these sources:

Traditional video ads. This is our fastest growing business and is driven in large part by advertisers and agencies following viewers to OTT, as well as our advanced advertising capabilities. We sell premium 15 and 30 seconds spots that are targeted, interactive, and measurable. Our ad inventory consists of a combination of first-party and third-party inventory. Example sources include The Roku Channel, Roku Direct Publisher channels, and inventory shares accessed as part of other content distribution deals.

Audience Development. We have a robust set of tools for content publishers to build audiences. These include display ads, emails, and placement in customer sign up flow.

Content Distribution. Content publishers want to be distributed on the Roku platform because of our very large audience of engaged streamers. With our content publishers, we negotiate distribution deals that include revenue sharing arrangements with providers of subscription and transactional video on-demand services (SVOD, TVOD), access to video ad inventory on ad-supported channels (AVOD) and audience development advertising.

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and pro forma basic and diluted net loss per share. In order for Roku’s investors to be better able to compare its current results with those of previous periods, Roku has shown a reconciliation of GAAP to non-GAAP financial measures as an appendix to this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measure to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax expense where applicable. The pro forma basic and diluted net loss per share reconciliation gives effect to the conversion of outstanding convertible preferred stock using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period. Also, the numerator has been adjusted to reverse the fair value adjustments related to the convertible preferred stock warrants as they will become warrants to purchase common stock and at such time will no longer required periodic revaluation. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. The non-GAAP measures have limitations, and you should not consider them in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “seek,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include our financial outlook for the fourth quarter of 2017, the growth of our platform segment, the momentum in our Roku TV program, the evolution of the TV streaming ecosystem and the content we make available to consumers on our platform, the growth in active accounts, our market opportunity in other countries and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net Revenue:
Player	$67,254	$64,789	$184,583	$183,905
Platform	57,528	24,264	139,919	67,404

Total net revenue	124,782	89,053	324,502	251,309

Cost of Revenue:
Player(1)	61,925	56,156	165,047	155,531
Platform(1)	12,962	6,847	33,083	19,396

Total cost of revenue	74,887	63,003	198,130	174,927

Gross Profit:
Player	5,329	8,633	19,536	28,374
Platform	44,566	17,417	106,836	48,008

Total gross profit	49,895	26,050	126,372	76,382

Operating Expenses:
Research and development(1)	28,532	18,229	76,650	56,700
Sales and marketing(1)	16,216	12,844	44,938	39,089
General and administrative(1)	13,039	9,078	33,894	27,333

Total operating expenses	57,787	40,151	155,482	123,122

Loss from Operations	(7,892)	(14,101)	(29,110)	(46,740)

Other Income (Expense), Net:
Interest expense	(815)	(32)	(1,286)	(163)
Change in fair value of preferred stock warrant liability	(37,682)	1,481	(40,333)	1,087
Other income (expense), net	212	(41)	423	(66)

Total other income (expense), net	(38,285)	1,408	(41,196)	858

Loss before income taxes	(46,177)	(12,693)	(70,306)	(45,882)
Income tax expense	58	50	144	103

Net loss attributable to common stockholders	$(46,235)	$(12,743)	$(70,450)	$(45,985)

Net loss per share attributable to common stockholders—basic and diluted	$(8.79)	$(2.66)	$(14.09)	$(9.73)

Weighted-average shares used in computing net loss per share attributable to common stockholders—basic and diluted	5,259,796	4,784,170	4,998,727	4,724,767

(1)	Stock-based compensation was allocated as follows:

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
	(in thousands)
Stock-Based Compensation
Cost of player revenue	$25	$30	$99	$88
Cost of platform revenue	18	63	58	165
Research and development	1,197	651	3,078	1,924
Sales and marketing	808	580	2,099	1,737
General and administrative	876	687	2,183	2,102

Total stock-based compensation	$2,924	$2,011	$7,517	$6,016

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

(unaudited)

	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash	$66,918	$34,562
Accounts receivable, net of allowances	84,840	79,325
Receivable from related parties	153	148
Inventories	35,450	43,568
Prepaid expenses and other current assets	7,702	4,981
Deferred cost of revenue	2,448	2,636

Total current assets	197,511	165,220

Property and equipment, net	12,807	9,528
Deferred cost of revenue, noncurrent portion	4,975	3,815
Intangible assets	2,215	—
Goodwill	1,554	—
Other noncurrent assets	6,440	515

Total Assets	$225,502	$179,078

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$49,171	$31,397
Accrued liabilities	65,498	46,156
Current portion of long-term debt	—	15,000
Deferred revenue, current portion	30,822	23,952

Total current liabilities	145,491	116,505

Long-term debt, less current portion	23,043	—
Preferred stock warrant liability	52,355	9,990
Noncurrent deferred revenue	38,802	29,084
Other long-term liabilities	8,604	4,143

Total Liabilities	268,295	159,722

Convertible Preferred Stock:
Convertible preferred stock	213,180	213,180

Stockholders’ Deficit:
Common stock	1	—
Additional paid-in capital	34,305	26,005
Accumulated deficit	(290,279)	(219,829)

Total stockholders’ deficit	(255,973)	(193,824)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficit	$225,502	$179,078

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Nine Months Ended
	September 30, 2017	October 1, 2016
Cash flows from operating activities:
Net loss	$(70,450)	$(45,985)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,883	4,201
Impairment of assets	—	320
Stock-based compensation expense	7,517	6,016
Provision for doubtful accounts	17	278
Change in fair value of preferred stock warrant liability	40,333	(1,087)
Noncash interest expense	668	89
Loss on disposals of property and equipment	54	29
Loss from exit of facilities	232	3,804
Write-off of deferred initial public offering costs	—	594
Changes in operating assets and liabilities:
Due from related parties	(5)	165
Accounts receivable	(5,532)	(4,058)
Inventories	8,118	(19,738)
Prepaid expenses and other current assets	(2,867)	385
Deferred cost of revenue	(972)	(1,759)
Other noncurrent assets	(5,870)	445
Accounts payable	17,406	13,137
Accrued liabilities	17,662	20,193
Other long-term liabilities	4,410	959
Deferred revenue	16,588	9,102

Net cash provided by (used in) operating activities	31,192	(12,910)

Cash flows from investing activities:
Purchase of property and equipment	(6,671)	(7,380)
Purchase of business, net of cash acquired	(2,959)	—
Restricted cash	31	29

Net cash used in investing activities	(9,599)	(7,351)

Cash flows from financing activities:
Payments of costs related to initial public offering	—	(594)
Proceeds from borrowings, net	24,691	—
Repayments of borrowings	(15,000)	(15,000)
Proceeds from exercise of stock options, net of repurchases	1,072	366

Net cash provided by (used in) financing activities	10,763	(15,228)

Net Increase (Decrease) In Cash	32,356	(35,489)
Cash—Beginning of period	34,562	75,748

Cash—End of period	$66,918	$40,259

Supplemental disclosures of cash flow information:
Cash paid for interest	$583	$149

Cash paid for income taxes	$162	$132

Supplemental disclosures of noncash investing and financing activities:
Purchases of property and equipment recorded in accounts payable and accrued liabilities	$836	$671

Issuance of convertible preferred stock warrants in connection with debt	$2,032	$—

Unpaid initial public offering costs	$2,992	$—

ROKU, INC.

NON-GAAP INFORMATION (in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(46,235)	$(12,743)	$(70,450)	$(45,985)
Other (income) expense, net	38,285	(1,408)	41,196	(858)
Stock-based compensation	2,924	2,011	7,517	6,016
Depreciation and amortization	1,303	1,351	3,883	4,201
Income tax expense	58	50	144	103

Adjusted EBITDA	$(3,665)	$(10,739)	$(17,710)	$(36,523)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Pro forma basic and diluted net loss per share
Numerator:
Net loss, basic and diluted	$(46,235)	$(12,743)	$(70,450)	$(45,985)
Add: Change in fair value of convertible preferred stock warrant liability	37,682	(1,481)	40,333	(1,087)

Net loss used in computing pro forma basic and diluted net loss per share	$(8,553)	$(14,224)	$(30,117)	$(47,072)

Denominator:
Weighted-average shares used in computing net loss per share, basic and diluted	5,259,796	4,784,170	4,998,727	4,724,767
Add: Pro forma adjustment to reflect assumed conversion of convertible preferred stock	80,844,138	80,844,138	80,844,138	80,844,138

Weighted-average shares used in computing pro forma basic and diluted net loss per share	86,103,934	85,628,308	85,842,865	85,568,905

Pro forma basic and diluted net loss per share	$(0.10)	$(0.17)	$(0.35)	$(0.55)